Exhibit 99.1

The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-583-9067 www.thefirstyears.com

Contact: John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

THE FIRST YEARS REPORTS INCREASED FIRST QUARTER SALES AND NET INCOME

AVON, Massachusetts, May 1, 2003 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of products for infants and toddlers, today reported sales and net income for the quarter ended March 31, 2003.

Net sales for the quarter increased 2% to $33,886,704 versus $33,310,840 for the first quarter of 2002. Net income for the quarter increased 7% to $2,291,958 compared with $2,148,780 in the previous year. Fully diluted per share earnings increased 12% to $0.28 for the first quarter compared with $0.25 a year ago based on fully diluted weighted average shares outstanding of 8,317,042 and 8,441,380, respectively.

Ronald J. Sidman, President and Chief Executive Officer, commented, “Despite a very difficult economic climate and weakness at retail, the Company increased sales modestly for the first quarter over the prior year. Moreover, we managed to deliver solid growth in net income and earnings per share as a result of significant gross profit improvement, sound cost management, and operational enhancements made to the business. In spite of the modest first quarter sales growth, we still believe that full year results will be in line with our previous guidance.”

“The First Years® brand product sales decreased 4% from the first quarter of 2002, primarily impacted by inventory management issues experienced by several customers. Our new product introductions were strong for the period, highlighted by the launch of a premium healthcare program with enhanced products that retail at higher price points. Also, new items in our strong selling ‘Take & Toss®’ line and the introduction of the new ‘Swing Tray Booster Seat’ and

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‘Dual Receiver Monitor’ have given us the opportunity to expand distribution. We remain optimistic that The First Years brand product sales will improve as the year unfolds due to a number of scheduled new program introductions and promotions,” continued Mr. Sidman.

“Licensed and specialty product sales increased 15% over the first quarter of 2002, benefiting from increased distribution as well as new product introductions, such as the ‘Bouncing Tigger Seat’ and ‘Days of Hunny Front Carrier.’ We have established exclusive graphics for products with our major customers and have been able to expand this business by developing exciting new products which, in many cases, carry higher retail price points.

“Our domestic business was flat for the quarter and reflected the overall weakness at retail in the period. We believe that we are well-positioned within the marketplace to capture increased market share as many of our new program introductions and promotions are launched and the economy improves. International sales increased 15%, reflecting the success we have had in implementing our category management techniques outside of the U.S. While our growth in Europe was modest, we saw significant increases in sales in Canada due to the expansion of a major account and in Japan through the addition of a new customer. We are encouraged by our business overseas and continue to see opportunities to expand distribution within key markets.

“Growing our business in this economic environment remains challenging. However, our plan is to continue to focus on initiatives that will enable us to accelerate our growth and gain a larger share of the market. We will achieve this goal by leveraging the strength of The First Years brand, continuing to develop innovative new products, and improving the sales of our existing products through product improvements and new distribution,” concluded Mr. Sidman.

The Company’s full year guidance remains unchanged with sales expected to increase in the mid-single digit range and a low double-digit increase in net earnings.

About The First Years

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years®,” licenses from The Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.

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Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the war with Iraq. Information with respect to important factors that should be considered is contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

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THE FIRST YEARS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	(Unaudited)
	March 31,	December 31,
	2003	2002

CURRENT ASSETS:
Cash and cash equivalents	$19,839,828	$21,989,782
Accounts receivable, net	22,976,045	21,995,564
Inventories	15,721,718	16,171,842
Prepaid expenses and other assets	880,162	1,631,942
Deferred tax assets	2,251,758	2,196,400

Total current assets	61,669,511	63,985,530
PROPERTY, PLANT, AND EQUIPMENT, NET	11,460,964	11,766,370

TOTAL ASSETS	$73,130,475	$75,751,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$13,122,255	$15,259,792
Accrued royalty expenses	405,559	1,361,836
Accrued selling expenses	1,464,578	3,251,482

Total current liabilities	14,992,392	19,873,110
DEFERRED TAX LIABILITY	1,262,200	1,262,200

STOCKHOLDERS’ EQUITY	56,875,883	54,616,590

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,130,475	$75,751,900

THE FIRST YEARS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2003 and 2002

	2003	2002

Net Sales	$33,886,704	$33,310,840
Cost of Products Sold	21,672,950	21,682,131

Gross Profit	12,213,754	11,628,709
Selling, General, and Administrative Expenses	8,381,837	8,009,856

Operating Income	3,831,917	3,618,853
Interest Income	52,741	23,227

Income Before Income Taxes	3,884,658	3,642,080
Provision for Income Taxes	1,592,700	1,493,300

Net Income	$2,291,958	$2,148,780

Basic Earnings Per Share	$0.28	$0.26

Basic Weighted Average Number of Shares Outstanding	8,219,370	8,177,564

Diluted Earnings Per Share	$0.28	$0.25

Diluted Weighted Average Number of Shares Outstanding	8,317,042	8,441,380